July 12, 2012

Chanticleer Holdings (NASDAQ: HOTR, HOTRU) is an international franchisee of the iconic HOOTERS® restaurants and is aggressively opening HOOTERS® in four emerging international markets.

Chanticleer Holdings (hereinafter "HOTR") currently has exclusive franchise rights to open and operate HOOTERS® restaurants in parts of Brazil; all of South Africa and Hungary; and, has joint ventured with the owner of exclusive HOOTERS® franchise rights in Australia.

HOTR owns in whole or part of five HOOTERS® restaurants in its international territories (4 in South Africa and 1 in Australia) with two additional locations (Budapest, Hungary and Surfer's Paradise, Australia) currently under construction with planned openings before YE 2012.

HOTR also has a minority ownership interest in the privately-held parent company of the HOOTERS® brand, Hooters of America (HOA). HOTR's CEO and President, Michael Pruitt, is a member of the HOA Board of Directors.


HOOTERS is known worldwide for
Wings, Hooters Girls
& FUN, FUN, FUN

INVESTMENT CONSIDERATIONS:

- HOTR is generating positive cash flow from operations at its existing HOOTERS® restaurants. To date, the average net cash cost to open its four South African restaurants has been approximately $850K. Average annualized revenue per location is approx. $1.7 million.
- HOTR's Emperor's Palace restaurant in South Africa opened in February 2012 and in its first 6 weeks of operation generated $431K in revenue and was immediately profitable.
- Having opened in January 2012, HOTR's Campbelltown, Australia location is already among the top 20 HOOTERS® restaurants in the world.
- HOTR offers investors an established U.S. restaurant brand expanding into a number of international emerging markets. Other U.S. branded restaurants like KFC, Pizza Hut, McDonalds and Taco Bell have experienced growth in international emerging markets.
- HOTR is the only way to invest in the iconic HOOTERS® brand, as the parent company, HOA, is a privately-held company.

NASDAQ: HOTR; HOTRU

Chanticleer Holdings, Inc.
11220 Elm Lane Suite 203
Charlotte, NC 28277
(704) 366-5122

Common Shares Out (HOTR):	~1.25M
Units Out ("HOTRU"):	~2.45M
Common Share Equivalents:	~3.70M

http://www.chanticleerholdings.com

HOTR's Exclusive International HOOTERS® Franchise Territories:

BRAZIL:

- **Rio de Janeiro**
  - Approximately 6 million residents
  - Host of the 2014 FIFA World Cup
  - Host of the 2016 Summer Olympic Games
- **Minas Gerais**
  - Second most populous Brazilian state with more than 20 million residents.
- **Espirito Santo**
  - Located along the SW coast of Brazil
  - Approx. 3.5 million residents

SOUTH AFRICA:

- Population is approx. 49 million
- Largest economy in Africa
- The 28th largest economy in the world

HUNGARY:

- Population is approx. 10 million
- European HQ to be based in Budapest

AUSTRALIA:

- Population of approx. 21 million

SOUTH AFRICA

- HOTR acquired the exclusive Hooters® franchise rights to develop SA in 2008.
- Four existing Hooters® in SA: Durban, Johannesburg, Emperor's Palace Casino and Cape Town



AUSTRALIA

- HOTR has a joint venture with the current exclusive Hooters® franchisee in Australia to jointly develop Australia.
- The JVs 1st Hooters® in Campbelltown opened in 01/12 - 2nd location in Surfer's Paradise expected to open by YE 2012.

Territory Selection Criteria

✓Strong Local Market Drivers – potential international franchise territories with compelling economic growth rates and demographics.

✓Team with highly experienced and well capitalized restaurant operators in the local international markets.

✓Identify attractive restaurant locations and leasehold economics

✓Maintain a disciplined expansion strategy focusing on expected ROI.

Click on the owl below to watch videos of our HOOTERS!





BRAZIL

- HOTR has partnered with Brazil-based Nash Group to develop Hooters® in exclusive territories of Rio de Janeiro, Minas Gerais, and Espirito Santo.



HUNGARY

- HOTR has partnered with Hungary-based Crown Restaurants to exclusively develop Hooters® in Hungary.
- 1st location in Budapest Franz Liszt Square expected to open by YE 2012.

COMPANY MILESTONES:

- On 6/26/12, HOTR closed a registered offering of units ("HOTRU") resulting in net proceeds before expenses of approximately $10.1 million. In conjunction with the offering, its shares and units commenced trading on the NASDAQ.
- In 2011, HOTR and a group of noteworthy private equity investors, which included H.I.G. Capital, KarpReilly, LLC acquired Hooters of America (HOA), the franchisor and operator of over 430 HOOTERS® restaurants in 27 countries.
- In 2006, HOTR purchased a minority interest in HOA for $5 million. HOTR was granted the first right of refusal to buy HOA.

KEY MANAGEMENT:

Michael Pruitt, CEO/President - a long-time entrepreneur with a proven track record, previously founded Avenel Ventures, an innovative technology investment and business development company. In the late 1980s, Mr. Pruitt owned Southern Cartridge, Inc., which he eventually sold to MicroMagnetic, Inc., where he continued working as Executive Vice President and a Board member. He was the CEO and President of RCG Companies, Inc. (later changed to One Travel), listed on the AMEX. Mr. Pruitt received a Bachelor of Arts degree from Coastal Carolina University.

Alex Hemingway, Director of Crown Restaurants (Chanticleer Europe) - Alex brings domestic and international executive management experience to the HOTR team. From 1999-2005, Alex was President and CEO of Central European Franchise Group ("CEFG"), the owner and operator of the Pizza Hut and Kentucky Fried Chicken brands in Hungary as well as three local national brands. While managing CEFG, he was appointed CEO of Orient Rt., Central Europe's largest restaurant company with 130+ operating units based in Budapest. Between the two companies Alex has had over 180 units and 5,000 people under his management.

Company Contact:
Shannon DiGennaro, V.P.
Investor & Media Relations
(704) 941-0959
sd@chanticleerholdings.com

Investor Contact: or
Robert B. Prag, President
The Del Mar Consulting Group, Inc.
(858) 794-9500
bprag@delmarconsulting.com

Investor Contact:
Scott Wilfong, President
Alex Partners, LLC.
(425) 242-0891
scott@alexpartnersllc.com

SAFE HARBOR

Statements in this presentation that are not descriptions of historical facts are forward-looking statements relating to future events, and as such all forward-looking statements are made pursuant to the Securities Litigation Reform Act of 1995. Statements may contain certain forward-looking statements pertaining to future anticipated or projected plans, performance and developments, as well as other statements relating to future operations and results. Any statements in this presentation that are not statements of historical fact may be considered to be forward-looking statements. Words such as "may," "will," "expect," "believe," "anticipate," "estimate," "intends," "goal," "objective," "seek," "attempt," or variations of these or similar words, identify forward-looking statements. These forward-looking statements by their nature are estimates of future results only and involve substantial risks and uncertainties, including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new stores, successful completion of the Company's proposed acquisitions and expansion, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed from time to time in our reports filed with the Securities and Exchange Commission. There can be no assurance that our actual results will not differ materially from expectations and other factors more fully described in our public filings with the U.S. Securities and Exchange Commission, which can be reviewed at www.sec.gov.